AMENDMENT TO THE

                                     BY-LAWS

                                       OF

                              Fab Industries, Inc.

                            (a Delaware Corporation)

RESOLVED, that the Amended and Restated By-laws of Fab Industries, Inc. be hereby amended by deleting the existing Section 12 of Article II and replacing it in its entirety with the following amendment:

                  "Section 12. Matters to be Considered at Annual Meetings. At any annual meeting of stockholders or any special meeting in lieu of the annual meeting of stockholders (the "Annual Meeting"), only such business shall be conducted as shall have been properly brought before such Annual Meeting. To be considered as properly brought before an Annual Meeting, business, including nominations of persons for election to the Board of Directors, must be: (a) specified in the notice of meeting, or (b) brought before the meeting by, or at the direction of, the Board of Directors, or (c) brought before the meeting by any holder of record (both as of the time notice of such item of business is given by the stockholder as set forth below and as of the record date for the Annual Meeting in question) of any shares of capital stock of the Corporation entitled to vote on such business at such Annual Meeting (each a "Record Holder") and who complies with the requirements set forth in this Section 12.

                  In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a Record Holder, such Record Holder must: (i) give timely notice to the Secretary of the Corporation as required by this Section 12 and (ii) be present at such meeting, either in person or by a representative. A Record Holder's notice shall be timely if delivered to, or mailed to and received by, the Corporation at its principal executive office no later than close of business on a day not less than 100 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the "Anniversary Date"); provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder's notice shall be timely if delivered to, or mailed to and received by, the Corporation at its principal executive office not later than the close of business on the later of (A) the 100th day prior to the scheduled date of such Annual Meeting, or (B) the 15th day following the day on which public announcement (as defined in this section) of the date of such Annual Meeting is first made by the Corporation.

                  For purposes of these By-laws, "public announcement" shall mean: (i) disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service; (ii) a report or other document filed publicly with the Securities and Exchange Commission (including, without limitation, a Form 8-K); or (iii) a letter or report sent to Record Holders of the Corporation at the close of business on the day of the mailing of such letter or report.

                  A Record Holder's notice to the Secretary shall set forth as to each item of business, including nominations of persons for election to the Board of Directors, intended to be brought before an Annual Meeting: (i) a brief description of the item of business such Record Holder intends to bring before such Annual Meeting and the reasons for conducting such business at such Annual Meeting, (ii) the name and address, as they appear on the Corporation's stock transfer books, of such Record Holder, (iii) the class and number of shares of the Corporation's capital stock beneficially owned by such Record Holder, (iv) the names and addresses of the beneficial owners, if any, of any capital stock of the Corporation registered in such Record Holder's name on such books, and the class and number of shares of the Corporation's capital stock beneficially owned by such beneficial owners, (v) the names and addresses of other Record Holders known by such Record Holder to support such matter, and the class and number of shares of the Corporation's capital stock beneficially owned by such other Record Holders, and (vi) any material interest in such matter of such Record Holder (or of any other known Record Holders supporting such matter).

                  Notwithstanding the foregoing provisions of these By-laws, a Record Holder's notice relating to proposals for inclusion in the Corporation's proxy statement shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, without limitation, the requirements of Rule 14a-8 under the Exchange Act. Furthermore, a Record Holder's notice relating to the nominations of persons for election to the Board of Directors shall set forth all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act (including such person's written consent to being named in the proxy statement and to serving as a director if elected).

                  If the Board of Directors or a designated committee thereof determines that any proposed matter was not presented in a timely fashion in accordance with the provisions of this Section 12 or that the information provided in a Record Holder's notice does not satisfy the information requirements of this Section 12 in any material respect, such matter shall not be presented for action at the Annual Meeting in question. If neither the Board of Directors nor such committee makes a determination as to the validity of any such matter, notice of which must be given to the Secretary in the manner set forth in this Section 12, the presiding officer of the Annual Meeting shall determine whether such matter was presented in accordance with the terms of this
Section 12. If the presiding officer determines that any such matter was not presented in a timely fashion in accordance with the provisions of this Section 12 or that the information provided in a Record Holder's notice does not satisfy the information requirements of this Section 12 in any material respect, such matter shall not be presented for action at the Annual Meeting in question. If the Board of Directors, a designated committee thereof or the presiding officer determines that such matter was presented in accordance with the requirements of this Section 12, the presiding officer shall so declare at the Annual Meeting and ballots shall be provided for use at the meeting with respect to such matter.

                  Notwithstanding the foregoing provisions of these By-laws, a Record Holder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-laws, and nothing in this Section 12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement, or the Corporation's right to refuse inclusion thereof, pursuant to Rule 14a-8 under the Exchange Act."